Exhibit 99.1  --  Disclosure Statement


                         UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

- - - - - - - - - - - - - - - - - - - - - - - - - - -x
In re                                                :   Chapter 11
                                                     :
CELLNET DATA SYSTEMS, INC., ET AL.,                  :   Case No. 00-00844 (PJW)
                                                     :
                                  Debtors.           :   (Jointly Administered)
- - - - - - - - - - - - - - - - - - - - - - - - - - -x

         AMENDED AND RESTATED DISCLOSURE STATEMENT FOR THE AMENDED AND
                RESTATED JOINT CONSOLIDATED LIQUIDATING PLAN OF
        REORGANIZATION OF CELLNET DATA SYSTEMS, INC. AND ITS SUBSIDIARIES
        -----------------------------------------------------------------


                                          Mark Thompson (MT 4187)
                                          SIMPSON THACHER & BARTLETT
                                          425 Lexington
                                          Avenue New York,
                                          New York 10017
                                          (212) 455-2000

                                                   -and-

                                          Mark D. Collins (No. 2981)
                                          RICHARDS, LAYTON & FINGER, P.A.
                                          One Rodney Square
                                          P.O. Box 551
                                          Wilmington, Delaware  19899
                                          (302) 658-6541

                                          Attorneys for Debtors in Possession


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         THIS DISCLOSURE STATEMENT AND THE PLAN ARE THE ONLY DOCUMENTS
AUTHORIZED BY THE COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ACCEPTING THE DEBTORS' AMENDED AND RESTATED JOINT CONSOLIDATED LIQUIDATING PLAN OF REORGANIZATION, DATED JULY 11, 2000 (AS MAY BE FURTHER AMENDED, THE "PLAN"). NO REPRESENTATIONS HAVE BEEN AUTHORIZED BY THE COURT CONCERNING THE DEBTORS OR THE PLAN, EXCEPT AS EXPLICITLY SET FORTH IN THIS DISCLOSURE STATEMENT.

         THIS DISCLOSURE STATEMENT CONTAINS ONLY A SUMMARY OF THE PLAN, AND IS NOT INTENDED TO REPLACE CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN, BUT TO AID AND SUPPLEMENT SUCH REVIEW. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED PROVISIONS SET FORTH IN THE PLAN (WHICH IS INCLUDED AS EXHIBIT A TO THIS DISCLOSURE STATEMENT). IN THE EVENT OF A CONFLICT BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE PROVISIONS OF THE PLAN WILL GOVERN. ALL HOLDERS OF CLAIMS ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND TO READ CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT BEFORE DECIDING WHETHER TO VOTE TO ACCEPT THE PLAN.

         THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

         NO PERSON SHOULD CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH PERSON SHOULD CONSULT WITH THEIR OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE SOLICITATION AND THE PLAN.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

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I.       INTRODUCTION

         A.       Preliminary Statement

                  On the Petition Date, CellNet Data Systems, Inc. (the "Parent") and its subsidiaries filed separate voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the "Cases"). This Disclosure Statement and the accompanying Plan relate to all of the companies listed on the signature page (collectively with Parent, the "Debtors").1 The Cases are being jointly administered, with the Debtors managing their businesses and affairs as debtors in possession, subject to the control and supervision of the Court. On February 15, 2000, the United States Trustee for the District of Delaware (the "United States Trustee") appointed the Creditors' Committee. The Plan contemplates the substantive consolidation of the Debtors.

                  The Debtors submit this Disclosure Statement pursuant to
section 1125 of the Bankruptcy Code in connection with the solicitation of acceptances of the Plan, a copy of which is annexed hereto as Exhibit A.

                  The Bankruptcy Court has approved this Disclosure Statement as containing "adequate information" in accordance with section 1125(b) of the Bankruptcy Code to enable a hypothetical, reasonable investor in each of the relevant Classes to make an informed judgment about the Plan.

         B.       Definitions

                  CAPITALIZED TERMS USED AND NOT DEFINED HEREIN HAVE THE MEANING ASCRIBED TO THEM IN THE PLAN UNLESS THE CONTEXT REQUIRES OTHERWISE.

                  The following terms have the meanings defined for such terms in the Sections set forth below:


                   TERM                                     SECTION
                   ----                                     -------

                   Ballot                                   Section XI(A)(2)

                   Ballot Agent                             Section I(C)(3)

                   BCN                                      Section II(F)(1)

                   Bechtel                                  Section II(F)(1)

                   Beneficial Owner Ballot                  Section XI(A)(2)

                   Blackstone                               Section II(B)


----------------
1 The Cases filed by the other companies were dismissed when they were sold during the Cases.

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                   Cases                                    Section I(A)

                   Debtors                                  Section I(A)

                   DIP Agreement                            Section II(D)

                   Exchange Act                             Section I(C)(1)

                   Indenture Trustee                        Section II(C)

                   Itron                                    Section II(G)

                   Lender                                   Section II(D)

                   MSDW                                     Section II(B)

                   Nominee                                  Section XI(A)(3)

                   Nominee Master Ballot                    Section XI(A)(3)

                   Non-Noteholder Ballot                    Section XI(A)(1)

                   Noteholder Group                         Section II(B)

                   Parent                                   Section I(A)

                   Plan                                     Recitals

                   Sale                                     Section II(E)

                   Schlumberger                             Section II(B)

                   Senior Discount Notes                    Section II(B)

                   United States Trustee                    Section I(A)

                   Voting Class                             Section I(C)(1)

                   Voting Deadline                          Section I(C)(2)

                   Voting Record Date                       Section I(C)(1)


         C.       Purpose of this Disclosure Statement

                  The purpose of this Disclosure Statement is to provide holders of Claims with such information as would enable a hypothetical, reasonable individual or entity typical of the holders of Claims and Interests to make an informed judgment related to voting on the Plan. This Disclosure Statement does not purport to be a complete description of the Plan, the financial status of the Debtors, the applicable provisions of the Bankruptcy Code, or of other matters that may be deemed significant by creditors or other parties in interest. For further information you should examine the Plan directly, you may want to consult your own legal and financial advisors, and you may want to examine the documents that the Parent has previously filed with the Securities and Exchange Commission.

                  You are urged to read carefully the contents of this Disclosure Statement and the Plan before making your decision to accept or reject the Plan. Particular attention should be directed to the provisions of the Plan affecting or impairing your rights as they existed before the institution of the Debtors' Cases.

                  NO REPRESENTATIONS CONCERNING THE DEBTORS OR THE PLAN ARE AUTHORIZED EXCEPT AS SET FORTH IN THIS DISCLOSURE STATEMENT. IN DECIDING TO ACCEPT THE PLAN YOU SHOULD NOT RELY UPON ANY REPRESENTATIONS OF THE DEBTORS OR ANY OTHER PARTY OTHER THAN THOSE IN THIS DISCLOSURE STATEMENT.

         D.       Voting Procedures and Requirements

                  1.       Who May Vote on the Plan

                  The Court has fixed July 5, 2000 as the "Voting Record Date." Only Persons who hold Claims or Interests on the Voting Record Date and certain other parties specified by the Court, are entitled to receive a copy of this Disclosure Statement and all of the related materials.

                  Any Claim holder or Interest holder whose legal, contractual or equitable rights are altered, modified or changed by the proposed treatment under the Plan or whose treatment under the Plan is not provided for in section 1124 of the Bankruptcy Code is considered "impaired."

                  Only Persons who hold Claims that are impaired under the Plan and are not deemed to have rejected the Plan are entitled to vote whether to accept the Plan. Holders of Claims in Class 1 (Allowed Priority Claims), Class 2 (Secured Claims) and holders of Administrative Claims and Priority Tax Claims are unimpaired under the Plan and deemed to have accepted the Plan. Under the Plan, holders of Allowed Claims in Class 3 (General Unsecured Claims) (the "Voting Class") are impaired and entitled to vote on the Plan. Holders of Interests in Class 4 and Class 5 (holders of Preferred Stock and Common Stock, respectively) will receive no Distributions under the Plan, are deemed to have rejected the Plan and are not entitled to vote.

                  ON THE EFFECTIVE DATE, THE SENIOR DISCOUNT NOTES, THE PREFERRED STOCK AND COMMON STOCK WILL BE CANCELED AND DE-REGISTERED; IN ACCORDANCE WITH THE SECURITIES EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT"), THE DEBTORS WILL FILE A FORM 15 (CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION); ON THE EFFECTIVE DATE, CELLNET DATA SYSTEMS, INC. AND CELLNET FUNDING, L.L.C. WILL CEASE TO BE REPORTING COMPANIES UNDER THE EXCHANGE ACT.

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                  2.       Voting Deadline

                  ALL PROPERLY COMPLETED BALLOTS RECEIVED BY THE ALTMAN GROUP, INC. PRIOR TO 2:00 P.M. (EASTERN TIME) ON AUGUST 11, 2000 (THE "VOTING DEADLINE"), WILL BE COUNTED FOR PURPOSES OF DETERMINING WHETHER CLASS 3 HAS ACCEPTED THE PLAN.

                  IF YOUR VOTE IS BEING PROCESSED BY AN INTERMEDIARY, PLEASE ALLOW TIME FOR TRANSMISSION OF YOUR BALLOT TO SUCH INTERMEDIARY AND FROM THE INTERMEDIARY TO THE BALLOT AGENT. IF YOU HAVE A QUESTION CONCERNING THE VOTING PROCEDURE, CONTACT THE APPLICABLE INTERMEDIARY, NOMINEE OR THE BALLOT AGENT. DO NOT RETURN YOUR SECURITIES WITH YOUR BALLOTS.

                  ANY BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED, NOR WILL ANY BALLOTS RECEIVED BY FACSIMILE BE ACCEPTED.

                  3.       Ballot Agent

                  The Debtors have retained The Altman Group, Inc. (the "Ballot Agent") to distribute and receive all ballots distributed in connection with this Disclosure Statement and the Plan. If YOU HAVE ANY QUESTIONS REGARDING VOTING OR IF YOUR BALLOT IS LOST OR DAMAGED, PLEASE CONTACT THE BALLOT AGENT:

                                     The Altman Group, Inc.
                                     60 East 42nd Street, Suite 1241
                                     New York, NY  10165
                                     Tel: 212-681-9600
                                     Attn:  CellNet Data Systems, Inc., et al.

                  4.       Class Three: Voting Procedure

                  All holders of Class 3 Claims and Nominees should refer to
Section XI herein for the discussion of Voting Procedures.

                  5.       Ballot Calculations

                  In order for the Plan to be accepted by any class of creditors, it must be accepted by creditors who hold at least two-thirds in dollar amount of the Claims of such class to which votes are cast and who comprise more then one-half of the voting creditors holding Claims of such class. THESE CALCULATIONS ARE BASED ONLY ON THE CLAIM AMOUNTS AND NUMBER OF CREDITORS WHO ACTUALLY VOTE. ANY BALLOT THAT IS VALIDLY EXECUTED THAT DOES NOT CLEARLY INDICATE REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE A VOTE FOR ACCEPTANCE OF THE PLAN. THE VOTE OF EACH CREDITOR IS IMPORTANT. The Ballot Agent will prepare and file with the Court a certification of the results of the balloting with respect to the Plan.

         E.       Confirmation Hearing

                  The Court will hold the Confirmation Hearing commencing at 2:00 p.m. (Eastern time), on August 16, 2000, at the United States Bankruptcy Court, 824 Market Street, Wilmington, Delaware 19801, before the Honorable Peter
J. Walsh, Chief United States Bankruptcy Judge. The Confirmation Hearing may be adjourned from time to time without further notice other than by announcement in the Court on the scheduled date of such hearing. At the Confirmation Hearing, the Court will (i) determine whether the requisite vote has been obtained for the Voting Class, (ii) hear and determine objections, if any, to the Plan and to confirmation of the Plan that have not been previously disposed of, (iii) determine whether the Plan meets the confirmation requirements of the Bankruptcy Code, and (iv) determine whether to confirm the Plan.

                  Any objection to confirmation of the Plan must be in writing and filed and served as required by the Court pursuant to the order approving the Disclosure Statement, a copy of which accompanies this Disclosure Statement as Exhibit B. Specifically, all objections to the confirmation of the Plan must be served in a manner so as to be received on or before August 11, 2000 at 4:00 p.m. (Eastern time) by: (i) co-counsel to the Debtors, Richards, Layton & Finger, P.A., One Rodney Square, P.O. Box 551, Wilmington, DE 19899, Attn: Mark
D. Collins, and Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, NY 10017, Attn: Mark Thompson, with copies to Dubel & Associates, LLC, 202 Shiloh Road, P.O. Box 210, Hope, New Jersey, 07844; (ii) counsel to the Creditors' Committee, Pryor Cashman Sherman Flynn LLP, 410 Park Avenue, New York, NY 10022-4441, Attn: Carole Neville and Jeffrey Wisler, Esq., Connolly Bove Lodge & Hutz LLP, 1220 Market Street, Wilmington, DE 19899; (iii) counsel to the Noteholder Group (defined herein), Hale & Dorr LLP, 60 State Street, Boston, MA 02109, Attn: Mark N. Polebaum, and (iv) the Office of the United States Trustee, Curtis Center, Suite 950-W, 601 North Walnut Street, Philadelphia, PA 19106.

         F.       Recommendations

                  THE DEBTORS RECOMMEND THAT ALL HOLDERS OF CLAIMS IN CLASS 3 VOTE TO ACCEPT THE PLAN.


II.      BACKGROUND

         A.       Debtors' Business

                  The Debtors designed, developed, marketed, deployed and operated wireless communications networks capable of monitoring millions of fixed endpoints. The primary commercial application of these networks has been to provide commercial, industrial and residential network meter reading services to electric, gas and water utility companies. The Debtors had contracts for the installation of networks to monitor more than 7 million utility meters.

                  CellNet's business model projected substantial growth but required substantial additional capital to finance that growth. The Debtors estimated they needed at least $150,000,000 to $200,000,000 in additional equity capital immediately and over the next several years at least $400,000,000 to $500,000,000 in project finance would be also required. In the several months preceding the filing of these Cases, the Debtors generated consistent negative cash flow of approximately $10,000,000 per month.

         B.       Unsuccessful Search for Capital

                  In an effort to raise additional equity capital, the Parent engaged Morgan Stanley Dean Witter ("MSDW") as its investment banker. Beginning in the first quarter of 1999, the Parent and MSDW furnished information to more than 90 potential financial and strategic investors and worked with a number of such parties in significant detail in order to develop their interest further. The amount of capital needed, the amount of leverage in the Debtors' existing capital structure and investor uncertainty concerning the future pace of market acceptance for the Debtors' utility meter reading and other services, among other things, made it difficult to raise the equity capital required. After extensive efforts, including detailed negotiations with several parties, MSDW and the Parent concluded, in September 1999, that they could not arrange the necessary financing without a financial restructuring. The Parent then retained The Blackstone Group L.P. ("Blackstone") for this purpose. Blackstone immediately began to solicit potential lenders and investors in order to secure both the short-term funding required to maintain current operations and the long-term capital required to fund growth over the next several years. Blackstone contacted more than 60 potential investors in this effort. In spite of the fact that the Debtors' financial structure could be transformed through a chapter 11 reorganization, potential investors continued to be deterred by the magnitude of capital required to bring the Debtors to the point that they could fund their own operations. After an exhaustive search for additional capital over nearly a year, the Debtors ultimately concluded that they could not attract sufficient capital to finance a feasible stand-alone reorganization.

                  Prepetition, the Debtors and Blackstone successfully convinced two existing constituencies to participate in resolving the Debtors' financial needs. First, holders ("Noteholder Group") of approximately two-thirds in principal amount of the Parent's unsecured 14% Senior Discount Notes due 2007 (the "Senior Discount Notes"), provided $22,200,000 in additional short-term funding on a secured basis.

                  Secondly, Schlumberger Resource Management Services, Inc. ("Schlumberger"), a wholly owned subsidiary of Schlumberger, Ltd. and a strategic partner with the Debtors in a contract to provide automated meter reading services to PECO Energy Company, expressed an interest in providing a portion of the additional long-term capital needed by the Debtors. In December, 1999, the Debtors began negotiations with these parties, yet were unable to negotiate a long-term financing arrangement. By January, 2000, the Debtors recognized that recapitalization and reorganization were unlikely given the responses received from potential investors. Recognizing the possibility that the sale of substantially all of their assets on a going concern would provide a greater return to their creditors than a liquidation, the Debtors began negotiating directly with Schlumberger to sell the Debtors' business to Schlumberger.

                  In the weeks preceding the petition date, the Debtors negotiated with Schlumberger to obtain postpetition financing and to finalize the terms of the asset sale. Immediately prior to filing the Cases, the terms of postpetition financing were finalized and the Debtors executed a summary of terms (the "Term Sheet") with Schlumberger for the sale of substantially all of the Debtors' assets.

         C.       Filing of the Debtors' Cases

                  On February 4, 2000, each of the Debtors filed with the Bankruptcy Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code. Pursuant to an order of the Bankruptcy Court, these Cases were consolidated for procedural purposes only and are being jointly administered.

                  On February 15, 2000, pursuant to sections 1102(a) and (b) of the Bankruptcy Code, the United States Trustee appointed the Creditors' Committee, comprised of: (i) HSBC Bank USA, as indenture trustee for holders of the Senior Discount Notes (the "Indenture Trustee"); (ii) Victron, Inc.; and
(iii) Volt Viewtek, Inc. On February 18, 2000, Volt Viewtek, Inc. resigned from the Creditors' Committee and General Dynamics Government Systems Corporation became a member of the Creditors' Committee.

                  The Creditors' Committee retained Pryor Cashman Sherman & Flynn LLP as its counsel, Connolly, Bove, Lodge & Hutz as Delaware counsel and Crossroads LLC as its financial advisor.

         D.       Debtor-in-Possession Financing

                  Pursuant to a February 24, 2000 order entitled Final Order
(i) Authorizing Secured Postpetition Financing Pursuant To 11 U.S.C. section 364(C) And (D), (ii) Authorizing Use Of Cash Collateral Pursuant To 11 U.S.C.
section 363 and (iii) Granting Adequate Protection Pursuant To 11 U.S.C. sections 361, 363, and 364, Schlumberger Technology Corporation (the "Lender"), a subsidiary of Schlumberger, Ltd., agreed to provide post-petition financing to the Debtors pursuant to the Post-Petition Credit Agreement, dated as of February 4, 2000 (as amended, supplemented or otherwise modified, the "DIP Agreement"). The DIP Agreement provided the Debtors with sufficient funds to continue the Debtors' operations in the ordinary course. By the terms of the DIP Agreement, the Lender forgave all of the Debtors' obligations arising under the postpetition financing upon the consummation of the Sale (defined herein).

         E.       Postpetition Sale Efforts

                  The Debtors and Schlumberger continued to negotiate the terms of the asset sale throughout February, 2000. Consistent with the Term Sheet and in contemplation of executing an asset purchase agreement, the Debtors submitted a motion to the Bankruptcy Court seeking to grant certain bid protections to Schlumberger and to establish competing bid procedures. The Asset Purchase Agreement was finalized and executed on March 1, 2000 and the Bankruptcy Court entered an order approving the bid protections and procedures on March 9, 2000. While the Debtors were permitted to, and did, solicit competing bids, including bids to fund a plan of reorganization, no competing bids or recapitalization plans were submitted by third parties by the deadline established by the Bankruptcy Court, or at any time thereafter. Ultimately, on May 5, 2000, the Bankruptcy Court entered the Order Pursuant To Sections 105, 363, 365 And 1146(c) And Fed. R. Bankr. P.
6004 and 6006 (A) Approving Asset Purchase Agreement With Schlumberger
Resource Management Services, Inc., And (B) Authorizing Sale Of Assets And Assumption And Assignment Of Assumed Leases And Assumed Contracts Free And
Clear Of Liens, Claims, Encumbrances And Interests And Exempt From Any Stamp, Transfer, Recording Or Similar Tax (the "Sale").

                  The Sale had a transaction value of approximately $235 million, which was composed of (a) a cash payment of $54,941,000; (b) repayment or assumption of secured debt of approximately $118 million; (c) assumed liabilities to employees and key vendors of approximately $26 million, and (d) forgiveness/assumption of post-petition financing, which was approximately $36 million at the Sale closing. The Sale closed on May 16, 2000.

         F.       Post-Sale Assets of the Debtors

                  After the Sale, the Debtors' primary remaining asset is the Cash received from Schlumberger pursuant to the Sale. Additionally, the Debtors will realize additional Cash from the following transactions:

                  1. The Estates will receive at least $2,250,000 and up to $4,500,000 from the sale to Bechtel Enterprises, Inc. of certain remaining assets not purchased by Schlumberger. These assets include (i) the royalty payments payable by BCN Data Systems L.L.C., a joint venture limited liability company in which the Parent and Bechtel Enterprises, Inc. hold equity interests, in connection with the license of intellectual property, and (ii) the Parent's equity interest in the joint venture. On June 26, 2000, the Bankruptcy Court entered an order approving this sale.

                  2. The Estates may receive additional Cash, on account of the assignment of certain leased property located in San Ramon, California.

                  3. Following the Sale, certain funds held in escrow for the benefit of the holders of Preferred Stock in CellNet Funding, L.L.C. were distributed to such holders pursuant to a stipulation among the Debtors, the Unofficial Committee of Holders of Preferred Securities and Bank of New York, as Escrow Agent, approved by the Bankruptcy Court on June 13, 2000. Approximately $200,000 of such funds were distributed to the Debtors.

         G.       Status of Claims of Itron, Inc.

                  Itron, Inc. ("Itron") has asserted claims in the U.S. District Court for the District of Minnesota against the Parent for damages and injunctive relief based on alleged patent infringement (Case Numbers 99-1500, -1524). Such court entered a judgment in favor of the

Parent and Itron appealed; the appeal has been briefed and is awaiting oral argument. The Parent believes the judgment in its favor will be affirmed and it will not have any liability to Itron.

                  Itron has filed a Claim in these Cases for a contingent and unliquidated amount based on such litigation, other ancillary costs and attorneys' fees. The Debtors have objected to Itron's Claim, asserted their rights of setoff and moved for disallowance of Itron's Claim and estimation of Itron's Claim at zero for purposes of allowance and distribution. In any event, the Debtors believe that, even in the event said judgment was reversed and Itron prevailed, the amount of damages for which the Debtors would be liable is negligible in light of the small amount of revenues generated by Debtors in the history of their existence. Itron's request for injunctive relief is believed by Debtors to be moot since they have stopped using the technology in dispute. Itron contends that, if it is successful on the merits of its appeal, it would be entitled to an administrative claim for the period from the petition date to the date the Debtors sold the technology in question to Schlumberger. The Parent believes that it will prevail in the appeal and, in any event, that the amount of revenue generated from use of such technology during the postpetition period is so small that the amount of such administrative claim would be negligible. If Debtors were incorrect in the foregoing beliefs, the recovery of unsecured creditors would be reduced, but not materially.

         H.       Source of Facts Presented Herein

                  The Debtors believe that the facts set forth herein are accurate as of the date of this Disclosure Statement. These facts were derived from internal company records, including unaudited financial statements.


III.     SUMMARY OF THE PLAN

         A.       Substantive Consolidation

                  The Plan contemplates entry of the Substantive Consolidation Order, which will effect the substantive consolidation of the Cases into a single chapter 11 case. On the Confirmation Date or such other date as may be set by a Final Order of the Court, but subject to the occurrence of the Effective Date: (i) all Intercompany Claims by and among the Debtors will be eliminated; (ii) all assets and liabilities of the Debtors will be merged or treated as though they were merged; (iii) all prepetition cross-corporate guarantees of the Debtors will be eliminated; (iv) all Claims based upon guarantees of collection, payment or performance made by one or more of the Debtors as to the obligations of another Debtor or of any other Person will be discharged, released and of no further force and effect; (v) all Interests of any Debtor in any other Debtor shall be eliminated; and (vi) each and every Claim filed in the Case of any one Debtor will be deemed filed against the consolidated Debtors in the consolidated Cases and shall be deemed a single obligation of all of the Debtors under the Plan on and after the Confirmation Date.

                  The Plan will serve as a motion seeking entry of an order substantively consolidating the Reorganization Cases. UNLESS AN OBJECTION TO SUBSTANTIVE

CONSOLIDATION IS MADE IN WRITING BY ANY CREDITOR AFFECTED BY THE PLAN ON OR BEFORE FIVE (5) DAYS PRIOR TO THE DATE THAT IS FIXED BY THE COURT AS THE LAST DATE ON WHICH ACCEPTANCES TO THE PLAN MAY BE RECEIVED, OR SUCH OTHER DATE AS MAY BE FIXED BY THE COURT, THE SUBSTANTIVE CONSOLIDATION ORDER MAY BE ENTERED BY THE COURT. In the event any such objections are timely filed, a hearing with respect thereto shall be scheduled by the Court, which hearing may, but need not, coincide with the Confirmation Hearing.

                  Substantive consolidation is an equitable remedy which a bankruptcy court is asked from time to time to apply in cases involving affiliated debtors. As contrasted with procedural consolidation,2 substantive consolidation affects the substantive rights and obligations of creditors and debtors. Substantive consolidation involves the pooling and merging of the assets and liabilities of the affected debtors; all of the debtors in the substantively consolidated group are treated as if they were a single corporate/economic entity. The consolidated assets create a single fund from which all claims against the consolidated debtors are to be satisfied. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored.

                  Section 105 of the Bankruptcy Code provides the basis for the power to substantively consolidate interrelated chapter 11 cases. Within this framework of a court exercising its equitable powers, the factors to which courts have looked to determine the appropriateness of substantive consolidation include: (a) whether creditors dealt with the debtor entities as a single economic unit and did not rely on their separate identities in extending credit, and (b) whether the affairs of the debtors are so entangled that the consolidation will benefit all creditors of the debtors' estates. Additional factors include: (i) the presence or absence of consolidated financial statements; (ii) the existence of inter-company guarantees or loans; (iii) the unity of interest and ownership between the various corporate entities; (iv) the transfer of assets without observance of corporate formalities; (v) the degree of difficulty in segregating and ascertaining individual assets and liabilities;
(vi) the parent, its affiliates and subsidiaries having common directors and/or officers; (vii) the parent or its affiliates financing one another; and (viii) the commingling of assets and business functions. Debtors clearly satisfied a majority of

----------------
2 Procedural consolidation is the administrative process, pursuant to Bankruptcy Rule 1015(b), whereby the proceedings of two or more affiliated debtors are conducted as part of a single proceeding for the convenience of the bankruptcy court and parties in interest. Procedural consolidation does not affect the substantive rights of the debtors or their respective creditors and interest holders. The Cases were procedurally consolidated by order of the Court dated February 4, 2000.

these factors, specifically (i), (ii), (iii), (vi), (vii) and (viii). Courts have ordered substantive consolidation where the proponents have demonstrated
(x) either a harm to be avoided or (y) a benefit to be effected generally which, under the circumstances and considering whether the rights of third parties would be unduly prejudiced thereby, it is equitable to effect.

                  The Debtors believe their creditors treated them as a single economic unit, relying on consolidated financial information and not their structurally separate corporate entities in determining their creditworthiness and extending credit. The Debtors further believe that substantive consolidation of the Estates will facilitate the implementation of the Plan, enabling the Debtors to treat holders of Claims with greater similarity and fairness and save administrative costs by simplifying administration of the remaining assets and liabilities. The Debtors believe that, in addition to being justified pursuant to applicable law, substantive consolidation is in the best interests of their creditors. The Debtors' analysis, which will be introduced at the Confirmation Hearing, shows that the recovery of virtually all creditors will be higher or approximately equal, under the Plan, as it would be if there were no substantive consolidation. The vast majority of Debtors' creditors are creditors of the parent, CellNet Data Systems, Inc. and their recovery will be at least equal, if not greater, under substantive consolidation as under a non-substantive consolidation plan.

         B.       Objections to Claims

                  Any Claim not deemed filed pursuant to section 1111(a) of the Bankruptcy Code or filed on or before the earlier of the Confirmation Date or the time fixed by the Bankruptcy Court for filing such Claims, or as otherwise provided herein, will be disallowed, expunged, and discharged.

         C.       Claims Resolution

                  The Debtors will be responsible for scheduling Disputed Claims. Unless an objection is filed, the Confirmation Order will approve the Estimated Allowed Claim Schedule, thus making such Claims Allowed at their scheduled amount.

         D.       Distributions

                  The Debtors will distribute Cash from the Distribution Account to holders of Allowed Class 3 Claims. The Debtors have established a nominal threshold distribution level for individual Class 3 creditors and will not make such Distributions in an amount less than $50.00. Funds that otherwise would have been distributed in amounts less than $50.00 will be included in the Final Distribution to holders of Allowed Class 3 Claims.

         E.       Liquidation of the Debtors

                  The Plan is a liquidating plan of reorganization. However, while the Debtors have ceased to operate as a provider of services for their customers following the Asset Purchase

Agreement, the Parent will continue to exist to consummate the Plan and perform the other tasks and functions described therein.

         F.       Management of the Debtors

                  As of the Effective Date, the Debtors, other than Parent, will dissolve pursuant to applicable state law. The Chief Operating Officer of the Parent, John S. Dubel, and the Vice President and Secretary, David L. Perry, will remain as officers and directors of the Debtors. The Chief Operating Officer, and the Vice President and Secretary, at the direction of the Chief Operating Officer, will be responsible for carrying out the provisions of the Plan.

         G.       Treatment of Officers, Directors and Chief Operating Officer

                  With the exception of the Officers, the authority, power and incumbency of the persons then acting as officers and directors of the Debtors shall be terminated on the Effective Date and such officers and directors shall be deemed to have resigned. The Plan will be administered and actions will be taken in the name of the Debtors through the Chief Operating Officer. The Chief Operating Officer will, among other things, manage the Debtors and administer the wind-down of the Debtors' affairs, make all Distributions required to be made under the Plan and facilitate the Debtors' holding of any undistributed funds, pending distribution to creditors pursuant to the Plan, and direct the Vice President and Secretary regarding the implementation of the Plan's provisions.

         H.       Dissolution of Creditors' Committee

                  The Creditors' Committee will continue in existence until the Effective Date, at which time the Creditors' Committee will dissolve and, except for the limited purpose of filing necessary fee applications with the Bankruptcy Court, its members deemed released of their duties, responsibilities and obligations in connection with the Debtors' Cases or the Plan.

         I.       Cancellation of Notes/Stock/Instruments/Agreements

                  All Common Stock, Preferred Stock and other ownership interests of any of the Debtors and all Senior Discount Notes, notes, bonds, indentures, agreements, contracts or other instruments or documents evidencing or creating any indebtedness, obligation or liability of any of the Debtors shall be deemed canceled on the Effective Date and shall have no force and effect against the Debtors, in each case except for the purpose of evidencing the right to participate in the Distributions contemplated by the Plan.

         J.       Condition to Effectiveness

                  The following are conditions which must occur for the Plan to become effective:

                  1. the Bankruptcy Court has entered the Confirmation Order and more than ten (10) days have elapsed since the Confirmation Date, no stay of the

                           Confirmation Order is in effect and the Confirmation Order has not been reversed, modified or vacated, and

                  2. the Operating Account and the Distribution Account have been established by the Debtors.

         K.       Executory Contracts and Unexpired Leases

                  Effective as of the Confirmation Date, each executory contract and unexpired lease that has not been assumed or rejected by the Debtors as of, or prior to, the Confirmation Date with the approval of the Bankruptcy Court, if any, will be deemed rejected pursuant to sections 365 and 1123 of the Bankruptcy Code. Each entity that is a party to an executory contract or unexpired lease rejected pursuant to the Plan (and only such entities) will be entitled to file, not later than thirty (30) days following the Confirmation Date, a proof of claim for damages alleged to have been suffered due to such rejection; provided, however, that the opportunity afforded an entity whose executory contract or unexpired lease is rejected pursuant to the Plan to file a proof of claim on or before such date shall in no way apply to entities who may assert a claim on account of an executory contract or unexpired lease that was previously rejected by the Debtors for which a prior bar date was established. Any person or entity that has a claim for damages as a result of the rejection of an executory contract or unexpired lease pursuant to the terms of the Plan that does not file a proof of claim in accordance with the terms and provisions of the Plan will be forever barred from asserting that claim against any of the Debtors or any property of the Estates.

         L.       Injunction

                  The Confirmation Order will provide, among other things, that from and after the Confirmation Date, any holder of a Claim or Interest, any trustee for any such holder, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors or attorneys, or any of their successors or assigns are permanently enjoined from taking any of the following actions against the Debtors, the Creditors' Committee, any of their respective present or former members, directors, officers, employees, advisors, attorneys or agents, for any act or omission in connection with, relating to, or arising out of the Cases, the pursuit of confirmation of this Plan, or the consummation of the Plan, except for their willful misconduct or gross negligence: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) (other than actions to enforce any rights or obligations under the Plan); (b) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind; (d) asserting any right of setoff of any kind, directly or indirectly; (e) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; and (f) prosecuting or otherwise asserting any right, claim or cause of action released pursuant to the Plan.

         M.       Exculpation

                  Except with respect to the express duties provided in the Plan, none of the Debtors, the Creditors' Committee, or any of their respective present or former members, directors, officers, employees, advisors, attorneys, affiliates, subsidiaries or agents, shall have or incur any liability to any holder of a Claim or Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors or attorneys, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of these Cases, the pursuit of confirmation of the Plan, or the consummation of the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan or in the context of these Cases. Except with respect to the express duties provided in the Plan, no holder of a Claim or Interest, or any other party in interest, including their respective agents, employees, representatives, financial advisors, or attorneys, shall have any right of action against the Debtors, the Creditors' Committee, or any of their respective present or former members, directors, officers, employees, advisors, attorneys, affiliates, subsidiaries or agents, for any act or omission in connection with, relating to, or arising out of, these Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan, except for their willful misconduct or gross negligence.

         N.       Retention of Jurisdiction

                  The Bankruptcy Court will retain jurisdiction over the Cases, pursuant to and for the purposes of sections 105(a) and 1127 of the Bankruptcy Code, and all matters arising out of or relating to the Cases.


IV.      CLASSIFICATION AND TREATMENT OF CLAIMS

         A.       Administrative Claims

                  An Administrative Claim is a claim under section 503(b) of the Bankruptcy Code that is entitled to priority under section 507(a)(1) of the Bankruptcy Code for costs or expenses of administration of the Cases including, without limitation, any actual and necessary expenses of preserving the estates of the Debtors, any actual and necessary expenses of operating the business of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors as debtors in possession in connection with their conduct of the businesses of the Debtors, and all compensation or reimbursement of expenses of professionals within the meaning of sections 327 and 1103 of the Bankruptcy Code to the extent allowed by the Bankruptcy Court. Administrative Claims also include professional fees and expenses that are accrued but unpaid as of the Effective Date.

                  Under the Plan, the Debtors will make a Distribution in an amount equal to the amount of the Allowed Administrative Claim to each holder of an Allowed Administrative Claim, if any. Such payment will be made on the First Distribution Date or on the fifteenth (15th) day after such later date that such Claim becomes an Allowed Administrative Claim, unless the holder shall have agreed to different treatment of such Claim. The Debtors estimate that Allowed Administrative Claims will approximate less than $1,000,000
(exclusive of professional fees and expenses (addressed below)).

                  Under the Plan, Allowed Claims for professional fees and expenses will be paid in accordance with the Bankruptcy Court order allowing such fees and expenses. The Debtors estimate that Allowed Claims for professional fees and expenses that have not been paid pursuant to prior order of the Bankruptcy Court and were not paid by Schlumberger pursuant to the Sale will be less than $1,000,000.

         B.       Priority Tax Claims

                  Under the Plan, the Debtors will make a Distribution in an amount equal to the amount of the Allowed Priority Tax Claim to each holder of an Allowed Priority Tax Claim, if any. Such payment will be made on the First Distribution Date or on the fifteenth (15th) day after such later date that such Claim becomes an Allowed Priority Tax Claim, unless the holder shall have agreed to different treatment of such Claim. The Debtors estimate that Allowed Priority Tax Claims will amount to less than $400,000.

         C.       Class 1 - Priority Non-Tax Claims

                  Priority Claims consist of all Claims that are entitled to priority pursuant to sections 507(a)(2)-(7) and (9) of the Bankruptcy Code, including: (1) unsecured claims for accrued employee compensation earned within ninety (90) days prior to the Petition Date, to the extent of $4,300 per employee; (2) unsecured claims for contributions to employee benefit plans arising from services rendered within one hundred eighty (180) days prior to the Petition Date, but only to the extent of (a) the number of employees covered by such plans multiplied by $4,300, less (b) the aggregate amount paid to such employees from the estate for wages, salaries or compensation; and (3) unsecured claims of individuals, to the extent of $1,950 for each such individual, arising from the deposit, before the Petition Date, of money in connection with the purchase, lease, or rental of property, or the purchase of services, or the personal, family, or household use of such individuals, that were not delivered or provided. The Debtors estimate that Allowed Priority Claims and allowed Priority Non-Tax Claims, combined, will amount to less than $1,000,000.

                  Under the Plan, the legal, equitable, and contractual rights of Allowed Priority Claims will be left unaltered and the Debtors will make a Distribution in an amount equal to the amount of the Allowed Priority Claim to each holder of an Allowed Priority Claim, if any. Such Distributions will be made on the First Distribution Date or on the fifteenth (15th) day after such later date that such Claim becomes an Allowed Claim, as applicable, whichever is later, unless such holder shall have agreed to different treatment of such Claim.

         D.       Class 2 - Secured Claims

                  Class 2 consists of all Secured Claims. The Debtors expect there will be no Secured Claims.

                  Under the Plan, the legal, equitable, and contractual rights of Allowed Secured Claims will be left unaltered and the Debtors will make a Distribution in an amount equal to the amount of the Allowed Secured Claim to each holder of an Allowed Secured Claim, if any. Such Distributions will be made on the First Distribution Date or on the fifteenth (15th) day after such later date that such Claim becomes an Allowed Claim, as applicable, whichever is later, unless such holder shall have agreed to different treatment of such Claim.

         E.       Class 3 - General Unsecured Claims

                  Class 3 consists of all Allowed Unsecured Claims. Each Allowed Unsecured Claim in Class 3 shall be paid Cash equal to its Pro Rata share of the Cash available to the Estates after satisfaction of Allowed Administrative Claims, Allowed Priority Tax Claims and Allowed Priority Claims. Such Cash shall be paid in a series of Distributions, beginning on the First Distribution Date. The Debtors estimate that the amount of Class 3 Claims is approximately $405,000,000; however, this amount is strictly an estimate as the Debtors have not conducted a detailed analysis of such claims.

                  Under the plan, no Distribution shall be made to the holder of a Disputed Class 3 Claim unless and until a Final Order providing that such Claim has become an Allowed Claim has been entered by the Clerk of the Bankruptcy Court.

         F.       Class 4 - Preferred Interests in the Debtors

                  Class 4 consists of all Interests in the Debtors arising from the ownership of Preferred Stock. On the Effective Date, all Interests in the Debtors and all related agreements shall be canceled. Holders of Allowed Class 4 Interests will receive no distribution and retain no rights or property on account of their Allowed Class 4 Interests.

         G.       Class 5 - Common Interests in the Debtors

                  Class 5 consists of all Interests in the Debtors arising from the ownership of Common Stock. On the Effective Date, all Interests in the Debtors and all related agreements shall be canceled. Holders of Allowed Class 5 Interests will receive no distribution and retain no rights or property on account of their Allowed Class 5 Interests.


V.       IDENTIFICATION OF CLASSES OF CLAIMS AND
         INTERESTS IMPAIRED AND NOT IMPAIRED BY THE PLAN

         A.       Classes Not Impaired by the Plan

                  Class 1 and Class 2 are not Impaired. Under section 1126(f) of the Bankruptcy Code, holders of Allowed Claims in such classes are conclusively presumed to have voted to accept the Plan, and therefore, the votes of such holders will not be solicited.

         B.       Classes Impaired by the Plan

                  Class 3, Class 4 and Class 5 are Impaired by the Plan. The holders of Allowed Claims in Class 3 are entitled to vote to accept or reject the Plan.

         C.       Classes Presumed to Reject the Plan

                  Class 4 and Class 5 will not receive any Distributions under the Plan. Under Bankruptcy Code section 1126(g), holders of these Interests are conclusively deemed to have rejected the Plan and, therefore, the votes of such holders will not be solicited.


VI.      IMPLEMENTATION OF THE PLAN

                  Substantially all of the funds to effect the Distributions provided under the Plan will be generated from proceeds from the Sale or other dispositions of the Debtors' assets. As set forth in Section IV above, (i) the Debtors will make Distributions to holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Class 1 Claims, and Class 2 Claims on the First Distribution Date or on the fifteenth (15th) day after such later date that such Claim becomes an Allowed Claim, as applicable, whichever is later, unless such holder shall have agreed to different treatment of such Claim, (ii) in the case of Class 3, Cash remaining after the aforementioned Distributions will be paid in a series of distributions, beginning on the First Distribution Date, and
(iii) the Debtors will not make any Distributions to holders of Interests in Class 4 and Class 5. All Distributions to holders of Senior Discount Notes shall be made to the indenture trustee for the benefit of such holders.


VII.     THE PLAN CONFIRMATION PROCESS

         A.       Acceptance and Confirmation

                  At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all the requirements of section 1129 of the Bankruptcy Code are met. Section 1129 requires that the Plan is (i) accepted by the impaired class of claims or, if rejected by the impaired class, that the Plan "does not discriminate unfairly" and is "fair and equitable" as to the Class, (ii) feasible, and (iii) in the best interests of creditors whose claims are impaired under the Plan.

         B.       Acceptance of the Plan

                  In order for a plan to be accepted by any class, it must be accepted by creditors who hold at least two-thirds in dollar amount of the claims in such impaired class as to which votes are cast, and who comprise more than one-half of the voting creditors holding claims in such class. A class is impaired if the legal, equitable, or contractual rights attached to the claims in that class are modified, other than by curing defaults and reinstating maturity or payment in full in cash. Creditors whose claims are not impaired by the Plan may not vote and are conclusively presumed, pursuant to the Bankruptcy Code, to have accepted the Plan.

                  If any impaired class does not accept a plan, a debtor may nevertheless seek confirmation of the plan. As set forth by section 1129(b) of the Bankruptcy Code, to obtain such confirmation and "cram-down" on the dissenting class or classes, a debtor must demonstrate to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each dissenting class. A plan does not discriminate unfairly if, among other things, the dissenting class is treated substantially equally with respect to other classes of equal rank. A debtor will satisfy the "fair and equitable" test if a debtor can demonstrate to the Bankruptcy Court that either:
(a) each holder of a claim or interest in the dissenting classes receives or retains, under the plan, property of a value equal to the allowed amount of its claim or interest; or (b) the holders of Interests that are junior to the interests of the holders of such dissenting class will not receive or retain any property under the plan.

                  As holders of impaired Claims who will not receive any Distributions under the Debtors' Plan, Class 4 and Class 5 are deemed to reject the Plan and, therefore, are the dissenting classes. For the purposes of "cramming down" on holders of Interests in Class 4 and Class 5, the Debtors must show, pursuant to section 1129(b)(2)(C) of the Bankruptcy Code, that the Plan is "fair and equitable" as to these dissenting classes of Interests. The Debtors believe that they satisfy this "fair and equitable" test as to Class 4 and Class 5, as no class junior to Class 3 receives a Distribution. Accordingly, the requirements of section 1129(b) of the Bankruptcy Code are satisfied and the Debtors can "cram-down" on these dissenting classes.

         C.       Feasibility

                  As a condition to confirmation of a plan, section 1129(a) of the Bankruptcy Code requires that the confirmation of the Plan is not likely to be followed by the liquidation of the Debtors (unless, like here, such liquidation is proposed in the Plan) or the need for further financial reorganization. Since liquidation is proposed in the Plan, the Debtors believe that the Plan meets the feasibility requirement and that it will be able to make all payments required by the Plan without the necessity for further financial reorganization.

         D.       Best Interests Test

                  Confirmation of a plan also requires that each claimant either
(a) accept the plan or (b) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such claimant would receive or retain if the debtor was liquidated under chapter 7 of the Bankruptcy Code.

                  To determine what creditors and holders of interests would receive if a debtor was liquidated, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the debtor's assets and properties in the context of a chapter 7 liquidation case. Such cash amount would be reduced by the cost and expenses of liquidation and by additional administrative priority claims that would result from, in all likelihood, a chapter 7 liquidation.

                  The cost of liquidation under chapter 7 would include the fees payable to a trustee, as well as those that might be payable to additional attorneys and other professionals that such trustee may engage, plus any unpaid expenses incurred by the Debtors during their Cases, such as compensation for attorneys, financial advisors, and accountants.

                  The Debtors believe that all Unsecured Claims will receive greater value under the Plan than in a chapter 7 liquidation and that the Plan satisfies the "best interests of the creditors" test. In addition, Interest holders would not be entitled to receive any distributions on account of their Interests in either a chapter 7 or chapter 11 case since Unsecured Creditors would not receive payment in full in either scenario.


VIII.    GENERAL FEDERAL INCOME TAX CONSIDERATIONS

                  The confirmation and execution of the Plan may have tax consequences to holders of Claims and Interests. The Debtors do not offer an opinion as to any federal, state, local, or other tax consequences to holders of Claims and Interests as a result of the confirmation of the Plan. All holders of Claims and Interests are urged to consult their own tax advisors with respect to the federal, state, local, and foreign tax consequences of the Plan. THIS DISCLOSURE STATEMENT IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, AS LEGAL OR TAX ADVICE TO ANY CREDITOR.


IX.      ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

                  If the Plan is not confirmed and consummated, the alternatives include (a) liquidation of the Debtors under chapter 7 of the Bankruptcy Code, or (b) dismissal of the Cases.

         A.       Liquidation Under Chapter 7

                  If no plan can be confirmed, the Cases may be converted to cases under chapter 7 of the Bankruptcy Code, in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that conversion of the Cases to cases under chapter 7 of the Bankruptcy Code would result in diminished distributions to all creditors due to increased costs of administration and the resultant delay in distribution on account of any such conversion.

                  Thus, the Debtors believe that holders of Unsecured Claims would receive a lower distribution on account of the additional expenses incurred from conversion of the Cases to chapter 7 cases.

         B.       Alternative Plan of Reorganization

                  If the Plan is not confirmed, the Debtors, the Creditors' Committee, or any of the parties in interest could attempt to formulate a different Plan. The Debtors believe that the Plan described herein will provide the greatest and most expeditious return to creditors.

X.       FINANCIAL INFORMATION

         A.       Postpetition Financial Information

                  The Debtors have filed Statements of Financial Affairs and Schedules of Assets and Liabilities with the Bankruptcy Court as required by the Bankruptcy Code. As debtors in possession, the Debtors have filed monthly operating reports with the United States Trustee. This financial information may be examined in the Bankruptcy Court Clerk's Office.


XI.      VOTING PROCEDURES AND REQUIREMENTS

         A.       Ballots

                  1. Any Holder of a Class 3 Claim whose claim arises for reasons other than the holding of Senior Discount Notes can vote by completing and signing the ballot attached hereto as Exhibit C (the "Non-Noteholder Ballot") and returning it directly to the Ballot Agent (using the enclosed pre-addressed postage-paid envelope) so as to be received by the Ballot Agent before the Voting Deadline. If no envelope was enclosed, contact the Ballot Agent for instructions.

                  2. Any Holder of a Class 3 Claim who is a beneficial owner, as of the Voting Record Date, of the Senior Discount Notes in his, her or its own name can vote by completing and signing the ballot attached hereto as Exhibit D (the "Beneficial Owner Ballot" or "Ballot") and returning it directly to the Ballot Agent (using the enclosed pre-addressed postage-paid envelope) so as to be received by the Ballot Agent before the Voting Deadline. If no envelope was enclosed, contact the Ballot Agent for instructions.

                  3. Any beneficial owner holding, as of the Voting Record Date, the Senior Discount Notes in "street name" through a transfer agent, broker, financial institution, registrar, servicing agent, or other intermediary holding Claims for or acting on behalf of record holders of Claims (each a "Nominee") can vote by completing and signing the Ballot (unless the Ballot has already been signed, or "prevalidated," by the Nominee), and returning it to the Nominee in sufficient time for the Nominee to then forward the vote so as to be received by the Ballot Agent before the Voting Deadline. Any Ballot submitted to a Nominee will not be counted until such Nominee properly completes and timely delivers a corresponding ballot attached hereto as Exhibit E ("Nominee Master Ballot") to the Ballot Agent. If your Ballot has already been signed (or "prevalidated" by your Nominee, you must complete the Ballot and return it directly to the Ballot Agent so that it is received before the Voting Deadline.

                  4. A Nominee which, on the Voting Record Date, is the registered holder of Senior Discount Notes for a beneficial owner can obtain votes of the beneficial owners of such securities in one of the following two ways:

                           The Nominee may "prevalidate" a Ballot by (i) signing
                  the Ballot; (ii) indicating on the Ballot the name of the registered holder, the amount of securities held by the Nominee for the beneficial owner, and the account numbers of the accounts in which such securities are held by the Nominee; and (iii) forwarding such Ballot, together with the Disclosure Statement, return envelope and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then complete the information requested by the Ballot; review the certifications contained in the Ballot; and return the Ballot directly to the Ballot Agent in the pre-addressed, postage-paid envelope so that it is received by the Ballot Agent before the Voting Deadline. A list of the beneficial owners to whom "prevalidated" Ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.

                                       OR

                           If the Nominee elects not to prevalidate Ballots, the
                  Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his, her or its vote on the Ballot, complete the information requested in the Ballot, review the certifications contained in the Ballot, execute the Ballot and return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete a Nominee Master Ballot compiling the votes and other information from the Beneficial Owner Ballots, execute the Nominee Master Ballot and deliver the Nominee Master Ballot to the Ballot Agent so that it is received by the Ballot Agent before the Voting Deadline. Please Note: the Nominee should advise the beneficial owner to return his, her or its Ballot to the Nominee by a date calculated by the Nominee to allow it to prepare and return the Master Ballot to the Ballot Agent so that it is received by the Ballot Agent before the Voting Deadline.


         B.       Nominees

                  In accordance with Bankruptcy Rule 3017(d), the Debtors shall send ballots to each Nominee. Each Nominee shall be entitled to receive, upon request of the Debtors reasonably sufficient copies of ballots and other voting materials to distribute to the beneficial owners of the Claims for which it is a Nominee. Nominees shall follow the voting directions as set forth above.

                  The Debtors shall be responsible for and pay each Nominee's reasonable costs and expenses associated with the distribution of copies of ballots and other applicable voting materials to the beneficial owners of such Claims and tabulation of the ballots.


XII.     CONCLUSION

                  The Debtors urge holders of impaired Claims to vote to accept the Plan.


Dated:   July 11, 2000
                                          CELLNET DATA SYSTEMS, INC.


                                               By:      /s/ John S. Dubel
                                                  ----------------------------
                                               Name:   John S. Dubel
                                               Title:  Chief Operating Officer

                                          On behalf of itself and the following
                                          Debtors:

                                          CellNet Funding, L.L.C.,
                                          CellNet Data Retrofit Services, Inc.,
                                          CellNet Data Services, Inc.,
                                          CellNet Data Services (AZ), Inc.,
                                          CellNet Data Services (CA), Inc.,
                                          CellNet Data Services (IS), Inc.,
                                          CellNet Data Services (KC), Inc.,
                                          CellNet Data Services (ME), Inc.,
                                          CellNet Data Services (MSP), Inc.,
                                          CellNet Data Services (NH), Inc.,
                                          CellNet Data Services (PA), Inc.,
                                          CellNet Data Services (SF), Inc.,
                                          CellNet Data Services (SL), Inc.,
                                          CellNet Data Services (TX), Inc.,
                                          CN Holdings, Inc.,
                                          CN Holdings (TX), Inc.,
                                          CN Frequency (ME), Inc.,
                                          CN Frequency (NH), Inc.,
                                          CN Frequency (PA), Inc.,
                                          CN Frequency (SF), Inc.,
                                          CN Partners (TX), L.P.

EXHIBIT A
PLAN OF REORGANIZATION

(Exhibit A not included)



EXHIBIT B
ORDER APPROVING THE DISCLOSURE STATEMENT

(Exhibit B not included)



EXHIBIT C
NON-NOTEHOLDER BALLOT

(Exhibit C not included)



EXHIBIT D
BENEFICIAL OWNER BALLOT

(Exhibit D not included)



EXHIBIT E
MASTER NOMINEE BALLOT

(Exhibit E not included)